Exhibit 99.1

July 13, 2010

Eagle Rock Energy Partners Announces Final Results of Rights Offering

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today the final results from its rights offering which expired 5:00 p.m., New York City time, on June 30, 2010.

As previously indicated, the rights offering was over-subscribed and, accordingly, the Partnership has issued a total of 21,557,164 common units and 21,557,164 warrants to unitholders that exercised their rights.  Approximately 1.4 million basic subscription rights were not exercised, making those common units and warrants available to fulfill over-subscriptions.  Because over-subscription requests exceeded the number of common units and warrants available for over-subscription by a factor of approximately 26 times, the subscription agent has allocated the common units and warrants available pursuant to over-subscription rights in accordance with the procedures described in the final prospectus dated May 27, 2010.

Common units and warrants subscribed for have been distributed to record holders, including DTC.  We expect DTC to credit the accounts of DTC participants on or about Thursday, July 15, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including any statements related to the rights offering, are forward-looking statements and speak only as of the date on which such statement is made.  These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements.  The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the SEC for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.